Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Signalife, Inc. (formerly known as Recom Managed Systems, Inc.)

We consent to the incorporation by reference in the registration statement on Form S-8 (File No. 333-04039) for the 2003 Nonqualified Stock Option and Stock Plan of our Independent Registered Public Accounting Firm’s Report dated March 18, 2005, except for Note 13 of the 2004 financial statements, as to which the date is May 13, 2005, covering the statements of operations, stockholders' equity and cash flows of Signalife, Inc. (formerly Recom Managed Systems, inc.) for the year ended December 31, 2004 and for the period from inception on November 7, 2000 to December 31, 2004, to be included in this 2005 Annual Report on Form 10-KSB to be filed with the Securities and Exchange Commission on or about March 31, 2006.

/s/ Stonefield Josephson, Inc.

CERTIFIED PUBLIC ACCOUNTANTS

Los Angeles, California

March 31, 2006